Exhibit 99.1

PRESS RELEASE

DOLLAR TREE, INC. REPORTS THIRD QUARTER RESULTS
• Diluted earnings per share increased 43% to $0.73
• Consolidated net sales increased 14.2%
• Comparable store sales increased 8.7%

CHESAPEAKE, Va. – November 18, 2010 – Dollar Tree, Inc. (NASDAQ: DLTR), the nation's leading operator of discount variety stores selling everything for $1 or less, reported its results for the quarter ended October 30, 2010 (“third quarter”) .

Third-Quarter Results
Consolidated net sales for the third quarter were $1.43 billion, a 14.2% increase compared to $1.25 billion reported for the quarter ended October 31, 2009 (“third quarter 2009”).  Comparable store sales increased 8.7%, on top of a 6.5% increase for the third quarter 2009.

Earnings per diluted share for the third quarter were $0.73, an increase of 43% compared to the $0.51 earnings per diluted share reported for the quarter ended October 31, 2009.

 “I am pleased with the Company’s performance, as both sales and earnings continued to expand,” President and CEO Bob Sasser said.  “Increases in customer traffic and average ticket drove strong sales growth throughout the quarter.  Leading categories in the third quarter included food, housewares, domestics and home products, party supplies, and health and beauty care products.  Seasonal performance was strong.  We executed a quick transition from Halloween and our stores are now set with fresh, high-value merchandise for Thanksgiving and the Holiday season.”

Operating margin increased 130 basis points for the quarter to 9.9%.  The improvement was driven by a 20 basis point increase in gross margin and a 110 basis point reduction in S.G. &A. expenses.

Cash and investments at quarter-end totaled approximately $392 million, compared with $342 million at the end of the third quarter 2009.  During the third quarter, the Company repurchased 1.4 million shares for $72.4 million.  Year-to-date, the Company repurchased 7.0 million shares for $290.8 million.  The Company has $469.8 million remaining on its share repurchase authorization.

During the third quarter, Dollar Tree opened 86 stores, expanded or relocated 27 stores, and closed 2 stores.  Retail selling square footage increased 6.6% compared to a year ago, to 34.4 million square feet.

39-Week Period Results
Year-to-date through the three quarters ended October 30, 2010, the Company’s consolidated net sales were $4.16 billion, a 13.2% increase compared with the third quarter 2009.  Comparable store sales increased 7.3%, on top of a 7.5% increase through three quarters last year.

As we have previously disclosed, in the first quarter this year we recorded a nonrecurring, non-cash charge of $26.3 million, or $0.13 cents per share relating to a retail inventory accounting change.  Including this charge our earnings through three quarters of 2010 increased to a record $1.82 per diluted share.  Excluding the charge, earnings per share were $1.95, an increase of 42% compared with $1.37 per share through three quarters last year.

Guidance
The Company raised its guidance.  Sales for the fourth quarter of 2010 are now estimated to be in the range of $1.72 billion to $1.76 billion, based on low to mid single digit positive comparable store sales.  Diluted earnings per share are estimated to be in the range of $1.20 to $1.27.

Full year sales are now estimated to be in the range of $5.88 billion to $5.92 billion.  Diluted earnings per share are expected to be $3.01 to $3.08, including the impact of the non-cash, non-recurring charge in the first quarter relating to the Company’s previously announced retail inventory accounting change.  Excluding the charge, diluted earnings per share for the full year 2010 are expected to be $3.14 to $3.21.

On Thursday, November 18, 2010, the Company will host a conference call to discuss its earnings results at 9:00 a.m. EST.  The telephone number for the call is 888-219-1463.  A recorded version of the call will be available until midnight Thursday, November 25, and may be accessed by dialing 888-203-1112, and the access code is 2804267.  A webcast of the call is accessible through Dollar Tree's website, www.dollartreeinfo.com/investors/news/events and will remain online until midnight Thursday, November 25.

Dollar Tree, a Fortune 500 Company, operated 4,009 stores in 48 U.S. states as of October 30, 2010, with total retail selling square footage of 34.4 million.  To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:  Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate.  For example, our forward-looking statements include statements regarding fourth quarter and full year sales and fourth quarter and full year diluted earnings per share and fourth quarter comparable-store sales. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10  - K filed March 19, 2010.  We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

DOLLAR TREE, INC.
Condensed Consolidated Income Statements
(Dollars in millions, except per share data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009

Net sales	$1,426.6	$1,248.7	$4,157.1	$3,672.6

Cost of sales, excluding non-cash
beginning inventory adjustment	920.6	807.5	2,691.1	2,394.2
Non-cash beginning inventory adjustment	-	-	26.3	-

Gross profit	506.0	441.2	1,439.7	1,278.4
	35.5%	35.3%	34.6%	34.8%

Selling, general & administrative expenses	365.1	333.6	1,068.4	984.0
	25.6%	26.7%	25.7%	26.8%

Operating income	140.9	107.6	371.3	294.4
	9.9%	8.6%	8.9%	8.0%

Interest expense, net	1.6	1.6	4.6	3.9
Other income, net	(5.4)	-	(5.1)	(0.2)

Income before income taxes	144.7	106.0	371.8	290.7
	10.1%	8.5%	8.9%	7.9%

Income tax expense	51.5	37.8	137.0	105.2
Income tax rate	35.6%	35.7%	36.8%	36.2%

Net income	$93.2	$68.2	$234.8	$185.5
	6.5%	5.5%	5.6%	5.1%

Net earnings per share:
Basic	$0.73	$0.51	$1.84	$1.38
Weighted average number of shares	126.9	133.9	127.8	134.7

Diluted	$0.73	$0.51	$1.82	$1.37
Weighted average number of shares	127.8	134.8	128.7	135.6

DOLLAR TREE, INC.
Condensed Consolidated Balance Sheets
(Dollars in millions)
(Unaudited)

	October 30,	January 30,	October 31,
	2010	2010	2009

Cash and cash equivalents	$309.5	$571.6	$342.1
Short-term investments	82.5	27.8	-
Merchandise inventories	934.9	679.8	846.2
Other current assets	39.5	26.4	32.4
Total current assets	1,366.4	1,305.6	1,220.7

Property and equipment, net	741.4	714.3	705.1
Goodwill	133.3	133.3	133.3
Deferred tax assets	40.0	35.0	34.4
Other assets, net	81.0	101.5	87.0

Total assets	$2,362.1	$2,289.7	$2,180.5

Current portion of long-term debt	$16.5	$17.5	$17.5
Accounts payable	303.2	219.9	261.4
Other current liabilities	227.3	189.9	178.2
Income taxes payable, current	19.5	48.6	11.5
Total current liabilities	566.5	475.9	468.6

Long-term debt, excluding current portion	250.0	250.0	250.0
Income taxes payable, long-term	14.8	14.4	15.4
Other liabilities	118.6	120.2	121.6

Total liabilities	949.9	860.5	855.6

Shareholders' equity	1,412.2	1,429.2	1,324.9

Total liabilities and shareholders' equity	$2,362.1	$2,289.7	$2,180.5

STORE DATA:
Number of stores open at end of period	4,009	3,806	3,803
Total selling square footage (in millions)	34.4	32.3	32.3

DOLLAR TREE, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in millions)
(Unaudited)
	Nine Months Ended
	October 30,	October 31,
	2010	2009

Cash flows from operating activities:
Net income	$234.8	$185.5
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	117.6	116.5
Other non-cash adjustments	40.5	19.2
Changes in working capital	(218.1)	(98.6)
Total adjustments	(60.0)	37.1
Net cash provided by operating activities	174.8	222.6

Cash flows from investing activities:
Capital expenditures	(146.7)	(113.8)
Purchase of short-term investments	(60.8)	-
Proceeds from maturities of short-term investments	6.1	-
Purchase of restricted investments	(36.4)	(10.5)
Proceeds from maturities of restricted investments	52.0	6.4
Other	(0.2)	-
Net cash used in investing activities	(186.0)	(117.9)

Cash flows from financing activities:
Proceeds from stock issued pursuant to stock-based
compensation plans	18.3	24.1
Payments for share repurchases	(275.9)	(154.6)
Tax benefit of stock-based compensation	7.8	3.8
Other	(1.1)	(0.3)
Net cash used in financing activities	(250.9)	(127.0)
Net decrease in cash and cash equivalents	(262.1)	(22.3)
Cash and cash equivalents at beginning of period	571.6	364.4
Cash and cash equivalents at end of period	$309.5	$342.1

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